Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 14, 2001)                 Registration No. 333-67020



                               Johnson & Johnson

                               5,403,694 Shares
                                 Common Stock

                                 $393,096,000
                                  Guarantees

     This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson common stock those persons own and, together with ALZA's 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020 those persons own, the Johnson & Johnson guarantees those persons own of those debentures.


                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated August 14, 2001, relating to Johnson & Johnson common stock and the Johnson & Johnson guarantees, is supplemented to add the following:



                                                  Common Stock                                      Guarantees
                                          ----------------------------------    ---------------------------------------------------
                                                                Number           Principal                         Principal
                                           Shares              of Shares          Amount      Percentage of          Amount
  Name of Selling                        Beneficially         Registered for   Beneficially    Outstanding        Registered for
 Securityholder (1)                        Owned (2)          Sale Hereby(3)      Owned($)     Guarantees         Sale Hereby($)
 ------------------                      -----------          --------------   -----------     ----------         --------------

1976 Distribution Trust FBO Jane A.
   Lauder                                   618                  618              45,000            *                45,000

2000 Revocable Trust FBO A.R.
   Lauder/Zinterhofer                       206                  206              15,000            *                15,000

Arapahoe County Colorado                  1,498                1,498             109,000            *               109,000

British Virgin Islands Social Security
   Board                                  1,127                1,127              82,000            *                82,000

City University of New York               3,711                3,711             270,000            *               270,000

Commonwealth Professional Assurance
   Company c/o Income Research &         17,183               17,183           1,250,000            *             1,250,000
   Management

GLG Market Neutral Fund                  78,698               78,698           5,725,000            *             5,725,000

Grady Hospital Foundation                 3,175                3,175             231,000            *               231,000

Independence Blue Cross                   3,079                3,079             224,000            *               224,000

Local Initiatives Support Corporation     1,388                1,388             101,000            *               101,000

Lutheran Brotherhood                    192,451              192,451          14,000,000          1.3%           14,000,000

Merrill Lynch Insurance Group             7,326                7,326             533,000            *               533,000

Nabisco Holdings                            852                  852              62,000            *                62,000

New Orleans Firefighters Pension/Relief
   Fund                                   3,354                3,354             244,000            *               244,000

Occidental Petroleum Corporation          5,663                5,663             412,000            *               412,000

Ohio Bureau of Workers Compensation       3,945                3,945             287,000            *               287,000

Oppenheimer Convertible Securities
   Fund                                 164,958              109,972          12,000,000          1.1%            8,000,000




                                                  Common Stock                                      Guarantees
                                          ----------------------------------    ---------------------------------------------------
                                                                Number           Principal                         Principal
                                           Shares              of Shares          Amount      Percentage of          Amount
  Name of Selling                        Beneficially         Registered for   Beneficially    Outstanding        Registered for
 Securityholder (1)                        Owned (2)          Sale Hereby(3)      Owned($)     Guarantees         Sale Hereby($)
 ------------------                      -----------          --------------   -----------     ----------         --------------

Raytheon Master Pension Trust               11,918               11,918             867,000        *                 867,000

RJR Reynolds                                 2,845                2,845             207,000        *                 207,000

Shell Pension Trust                          8,069                8,069             587,000        *                 587,000

State of Maryland Retirement Agency         78,148               78,148           5,658,000        *               5,658,000

The Class IC Company, Ltd.                  45,019               45,019           3,275,000        *               3,275,000

The Grable Foundation                        2,639                2,639             192,000        *                 192,000

Tufts Associated Health Plan c/o Income     27,493               27,493           2,000,000        *               2,000,000
   Research & Management

University of Massachusetts c/o Income       3,780                3,780             275,000        *                 275,000
   Research & Management

Westfield Insurance Company                 54,986               54,986           4,000,000        *               4,000,000


---------------

(1)  The information set forth herein is as of August 27, 2001.

(2) Assumes conversion of the full amount of the unrestricted and restricted ALZA debentures held by such holder at the conversion rate in effect as of August 27, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted ALZA debentures held by such holder at the conversion rate in effect as of August 27, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares. This prospectus supplement also covers any additional shares of Johnson & Johnson common stock which may become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

* Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of August 27, 2001.


                 The date of this prospectus is August 31, 2001